THIS THIRD PARTY SECURITIES LENDING RIDER (“Rider”) to the Custody Agreement (as defined below) is made on October 4, 2018 among each of the Trusts listed on Schedule A hereto, acting on behalf of its series listed on Schedule A hereto severally and not jointly (each, a “Lender”), having its principal place of business at 270 Park Avenue, New York, NY 10017, JPMorgan Chase Bank, N.A., with a place of business at 383 Madison Avenue, New York, NY 10179 (“Bank”) and Citibank, N.A., with a place of business at 390 Greenwich Street, 4th Floor, New York, NY 10013 (“Agent”).

WHEREAS, Bank currently acts as custodian for securities held by it in the Account(s) (as defined below) pursuant to the terms of the Amended and Restated Global Custody and Fund Accounting Agreement (“Custody Agreement”) dated September 1, 2010 (as may be amended from time to time) between Bank and Lender.

WHEREAS, Lender and Agent have entered into the Securities Lending Agency Agreement (each as defined below);

WHEREAS, Lender shall manage all collateral received in connection with the securities lending activity conducted under the Securities Lending Agency Agreement (as defined below); and

WHEREAS, Lender wishes to appoint Bank to provide the Services (as defined below) which support the Lender’s securities lending program with the Agent, and the Bank is willing to do so pursuant to the terms and conditions of this Rider.

IT IS THEREFORE agreed as follows:

Section 1 – Definitions

For the purpose of this Rider, the following terms shall have the meanings set out below. Unless otherwise expressly defined herein, capitalized terms used in this Rider shall have the meaning given to them under the Custody Agreement:

“Accounts” means those Accounts (as defined under the Custody Agreement) identified in Schedule A to this Rider.

“Agent” means Citibank, N.A., acting in its capacity as securities lending agent to Lender under the Securities Lending Agency Agreement.

“Borrower” means any entity with whom Agent has entered into a Borrowing Agreement.

“Borrowing Agreement” means a securities borrowing agreement or other legal agreement entered into by Agent on Lender’s behalf from time to time, and notified to Bank by Agent in connection with this Rider.

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“Distributions” means a cash entitlement accruing to a Security on Loan and consisting of a dividend, interest or other payment paid by an issuer of a Security on Loan or means an entitlement accruing to a Security on Loan and consisting of a stock dividend, stock split, rights or other distribution.

“Loan” means a loan of Securities by Lender pursuant to a Borrowing Agreement.

“Securities Lending Agency Agreement” means the securities lending agreement between Lender and Agent.

“Security(ies) on Loan” means any Security(ies) held by Bank for and on behalf of Lender under the Custody Agreement which are subject to a Loan.

“Services” shall have the meaning given to it in Section 3 below.

Section 2 – Terms of Rider

This Rider shall be incorporated into the Custody Agreement and form a part thereof. Accordingly, save as otherwise expressly set forth in or modified by this Rider, the terms of the Custody Agreement shall extend and apply to any Services provided by Bank under this Rider and neither Lender nor Bank shall be (i) released from any of its duties and/or obligations, and/or (ii) limited in any rights and/or remedies available to them under the Custody Agreement. In the event of any conflict between the terms of the Custody Agreement and the terms of this Rider with respect to the Bank´s duties and/or obligations in connection with Securities on Loan for which Bank provides Services, the terms of this Rider shall prevail and govern.

Section 3 – Appointment

Lender hereby appoints Bank as its agent to provide securities lending support services in connection with Loans of Securities held in Accounts established under the Custody Agreement which may be described in service level documentation among the Agent and the parties hereto (“Services”), and Bank accepts such appointment and agrees to act in accordance with the terms of this Rider and, pursuant to Section 8(a) below, the Custody Agreement, when providing its services hereunder.

Section 4 – Description of Services

(a)	Transaction Processing: Lender shall notify Bank of which Account(s) are available for Loans.

i.

Designation of Securities for Lending; Delivery of Lent Securities. Bank acknowledges that Securities eligible for lending shall be as designated from time to time to Bank by Lender. Securities eligible for lending shall be as shown on JPM ACCESS (and/or reported via SWIFT messaging), it being understood that Lender shall designate Agent as an “Authorized Third Party” under the applicable licensing agreement so that Agent has access to JPM ACCESS. The availability file produced by Bank via JPM ACCESS, removes securities from the lendable asset list as of trade date. Bank shall, in accordance with Instructions, deliver to Borrowers Securities from an Account and shall reflect the status of such Securities on its records as being on Loan for the applicable Account. Lender acknowledges that Bank shall have no responsibility for: (A) not processing a transaction where Agent identifies a transaction with the same reference number as had been used for a prior transaction, (B) any other identification error by Agent, and (C) any transmission error by Agent.

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ii.

Termination of Loans. Bank shall accept Instructions from Lender or Agent in writing (which may be electronic) of when to expect the return of a Security on Loan in those cases other than where the Borrower terminates the Loan. Where a Borrower terminates a Loan, Lender or Agent shall so advise Bank and confirm to Bank whether or not the return should be accepted and Bank shall act accordingly. Upon its receipt of Securities back from Loan, Bank shall reflect the status of such Securities on its records as having been returned to custody.

iii.

Sale Proceeds. (A) Bank shall advance settlement proceeds to the Lender on settlement date for the sale of a Security on Loan when sufficient stock is held and the sale instruction is received by Bank by the specified cut-off time, even where such proceeds are not received, it being understood that Bank may reverse such advance if the sale proceeds are not received in a reasonable amount of time as determined by Bank. Lender shall pay compensation to Bank for any such advance, upon receipt of such proceeds during the term of the advance (or upon Bank’s reversing such advance) in accordance with the Custody Agreement. (B) Bank shall update its records to reflect the status of such Securities as having been sold.

iv.

Loan Record Keeping and Reports. As part of custody reporting, Bank shall provide Lender and Agent with such statements and reports as are reasonably necessary in Bank’s judgment in connection with Services.

(b)

Distributions and Corporate Actions: Notwithstanding anything to the contrary in the Custody Agreement, Lender acknowledges that in respect of Securities on Loan, Bank’s obligations are modified as follows:

i.

Distributions. (A) Cash Distributions. Bank shall notify the Lender and Agent of any cash payments (by way of dividend or other income) due on Securities on Loan and shall post the same as an entitlement due to Lender on the Lender’s Account. Bank shall credit Lender’s Account with the amount of any cash Distributions from Securities on Loan which Bank actually receives and these will only be credited to the Cash Account on actual receipt and reconciliation by Bank notwithstanding any provision to the contrary in the Custody Agreement. In respect of Securities on Loan, Lender or Agent may need to instruct the Borrower or the Securities Depository holding such Securities that Distributions thereon are to be paid to Bank for the benefit of Lender. (B) Non-Cash Distributions. With respect to Securities on Loan, Bank need not claim any non-cash Distribution thereon from the Borrower thereof or from the Agent, and Bank shall credit the same to the Account only upon its actual receipt thereof (and Bank shall not accrue the same). Lender acknowledges that if, and only if, Lender holds a Security in custody which is the same as the Security on Loan, Bank shall advise Lender (but not the Agent) of non-cash Distributions on such Security on Loan to the same extent it would under the Custody Agreement.

ii.

Corporate Actions. Bank shall make available to Lender any corporate action notifications with respect to the total position of Lender in a given Security, regardless of the extent to which the position is on Loan (provided that at least one share of the affected Security is in Bank’s custody) and Lender may provide the contents of such notice to Agent. Bank will provide Agent with access to corporate action notifications for all Securities on Loan pursuant to the terms of the service level documentation agreed to between Agent, Bank and Lender from time to time.

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Section 5 – Representations and Warranties

Each party represents and warrants to the others that: (i) it has the power to execute and deliver this Rider, to enter into the transactions contemplated by this Rider, and to perform its obligations hereunder; (ii) it has taken all necessary action to authorize such execution, delivery, and performance; (iii) this Rider constitutes a legal, valid, and binding obligation enforceable against it; and (iv) the execution, delivery, and performance by it of this Rider shall at all times comply with all Applicable Law.

Section 6 – Liabilities & Indemnification

(a)

Bank shall have no responsibility or liability for (i) any breach of any obligation by any Borrower under or in connection with any Loan and/or Borrowing Agreement or other agreement relating to such Loan or in any other way in respect of any Loan, (ii) Securities on Loan or collateral held in a collateral account with a third party, other than to provide the Services under this Rider and to act upon any Instructions received under the Custody Agreement to deliver or receive such Securities or Collateral or (iii) any losses whatsoever incurred by any person as a result or in connection with a sale failure that has resulted from a failure to recall Securities on Loan in time for settlement.

(b)

Lender expressly acknowledges and agrees that Lender’s obligation to indemnify the Bank as set out in sections 3.1, 6.1 and 7.1(c) of the Custody Agreement shall remain in full force and effect and apply, mutatis mutandis, to any Liabilities that may be imposed on, incurred by or asserted against any of the Bank and/or any J.P. Morgan Indemnitees in connection with, or arising out of the provision of the Services under this Rider and/or any instruction(s), act(s) and/or omission(s) of Lender and/or Agent. Bank expressly acknowledges and agrees that Bank’s obligation to exercise reasonable care, prudence and diligence in carrying out all its duties and obligations as set out in section 7.1(a) of the Custody Agreement shall remain in full force and effect and apply, mutatis mutandis, to the Services provided by Bank under this Rider.

(c)

Under no circumstances will Bank be liable to Agent or Lender for any lost profits (whether direct or indirect) or any indirect, incidental, consequential or special damages of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to Bank’s performance under this Rider.

(d)

In order to satisfy any Liabilities of Lender to Bank arising under or in connection with this Rider and without prejudice to Bank’s rights under Applicable Law, Lender expressly acknowledges and agrees that the Bank’s rights under section 4.3 (“Bank’s Right Over Securities; Set-off”) of the Custody Agreement shall remain in full force and effect and apply mutatis mutandis to the satisfaction and recovery by Bank of any Liabilities and/or any other amounts owed to Bank arising out of or in connection with this Rider.

Section 7 – Administration matters

(a)

Access to Accounts: Lender hereby designates Agent as an Authorized Person in accordance with the terms of the Custody Agreement, to act on behalf of Lender under this Rider. Agent is authorized to access the Account(s) and give Instructions in respect of such Accounts in accordance with the terms of the Custody Agreement. Lender will make Agent aware of, and Agent will comply with, the relevant provisions of section 3 (“Instructions”) and Schedule H (“Electronic Access”) of the Custody Agreement as set out in Schedule C to this Rider when submitting or delivering Instructions to Bank in connection with the Services.

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(b)	Tax:

a.

Notwithstanding anything to the contrary in the Custody Agreement, Lender acknowledges that Bank shall not be responsible for and provides no services in relation to any filings, tax returns, withholding tax reclaims and reports on any Securities on Loan.

b.

Lender is responsible for the payment of all taxes (including, without limitation, any value added tax), imposts, levies or duties due on any principal or interest, or any other liability or payment arising out of or in connection with any Securities on Loan or any collateral, which payment shall be made from the assets of Lender, and in so far as Bank is under any obligation (whether of a governmental nature or otherwise) to pay the same on Lender’s behalf Bank may do so out of any monies or assets held by it pursuant to the terms of the Custody Agreement or hereunder.

c.

With respect to Loans of U.S. Securities that are eligible to be held and serviced at the Depository Trust Company, Lender hereby acknowledges that such Loans will only be made via the Depository Trust Company Stock Loan Income Tracking System and from Accounts which Lender has declared and properly documented to Bank as being exempt from U.S. withholding tax on U.S. sourced dividend income.

d.

Lender hereby agrees to indemnify Bank and to hold it harmless from and against: (A) any withholding tax imposed by any relevant authority, whether governmental or otherwise, on any payment in respect of any Loans, and any interest, penalty, fine or addition to tax imposed for failure to properly remit such tax, including without limitation any U.S. federal income withholding tax imposed on any substitute dividend payment made from a Borrower to the Lender in respect of the loan of U.S. Securities which Bank pays, (B) any payment of any such taxes, interest, penalty, fine and/or addition to tax otherwise due with respect to the foregoing; and (C) any other Liabilities (including, but not limited to expenses of counsel) that may be imposed on, incurred or asserted by Bank or any J.P. Morgan Indemnitee(s), directly or indirectly, in connection with any of the representations and warranties given by Lender herein being not true in all material respects.

e.

Ahead of any account opening or provision of service by Bank after the effective date of this Rider, Lender shall provide to Bank (or cause Agent to do so) a schedule of manufactured income rates that will be used and relied upon by Bank when claiming and collecting manufactured income from Borrowers. This information will be used by Bank in the set-up of appropriate accounts for Lender and will not confer any additional responsibilities upon Bank.

f.	The Lender will be responsible, in all cases, for the completion and delivery of any necessary tax documentation to Bank or to any Borrower.

g.

Lender acknowledges that: (i) Bank provides no services with regard to the provision of tax advice; and (ii) it has made its own determination as to the tax treatment of any loan made under this Rider, of any in lieu of payments made by a Borrower and of any remuneration and any other amounts that may be received by it under this Rider.

(c)	Fees: Agent shall pay or cause to be paid to Bank the fees as set forth in Schedule B for the Services.

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(d)

Reporting: Lender or Agent shall provide to Bank any information reasonably required by Bank and requested by Bank to allow Bank with reasonable advance notice to satisfy any regulatory reporting obligations with which it is required to comply.

(e)

Supported Countries and Jurisdictions: The Securities on Loan may only be held in the countries and jurisdictions referred to in Schedule B. The Bank may modify Schedule B to this Rider upon written notice to the Lender.

Section 8 – Termination & Amendments

(a)

Termination: This Rider will be terminated automatically if the Custody Agreement is terminated. In addition: (i) this Rider may be terminated at any time by either party upon delivery to the other parties of notice specifying the date of such termination, which shall be not less than 30 days, or the termination period specified in the Custody Agreement if such period is less than 30 days, after the date of receipt of such notice, and (ii) Bank may terminate this Rider immediately if the requirements of Sections 7(d) or 7(e) of this Rider are not met.

Notwithstanding any such notice, this Rider shall continue in full force and effect with respect to all Loans outstanding on the termination date, which Loans shall, however, be terminated as soon as reasonably practicable. The indemnities provided for herein shall survive any termination hereof.

(b)

Amendments. Waiver: Except as otherwise expressly provided herein, this Rider may be modified only by a written amendment signed by the parties, and no waiver of any provision hereof shall be effective unless expressed in writing and signed by the party against whom the waiver is to be enforced.

Section 9 – Termination of the Custody Agreement and Application of the Securities Lending Agency Agreement

(a)	Lender undertakes to notify the Agent of the termination of the Custody Agreement, in which case Section 7(a) of this Rider shall apply and this Rider shall automatically terminate.

(b)

Securities Lending Agency Agreement: In relation to any Securities Lending Agency Agreement or other legal agreement executed between Lender and Agent, Lender shall have responsibility for ensuring that the terms and conditions of that legal agreement are consistent with the terms and conditions of this Rider and the Custody Agreement. Lender shall have responsibility for requesting Bank’s consent to conditions placed on Bank by the terms and conditions of the Securities Lending Agency Agreement or other legal agreement.

Section 10 – Miscellaneous; Confidentiality

(a)	Section 10 (“Miscellaneous”) of the Custody Agreement shall apply mutatis, mutandis, to this Rider, as if set out herein in full.

(b)

Conflicts of interest: Lender grants Bank the authority set forth herein notwithstanding its awareness that Bank, in its individual capacity or acting in a fiduciary capacity for other accounts, may have transactions with the same institutions to which Lender may be lending Securities from time to time, which transactions may give rise to actual or potential conflict of interest situations. Bank shall not be bound to: (i) account to Lender for any sum received or profit made by Bank for its own account or

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the account of any other person or (ii) disclose or refuse to disclose any information or take any other action if the same would or might in Bank’s judgment, made in good faith, constitute a breach of any law or regulation or be otherwise actionable with respect to Bank; provided that, in circumstances mentioned in (ii) above, Bank shall promptly inform Lender of the relevant facts (except where doing so would, or might in Bank’s judgment, made in good faith, constitute a breach of any law or regulation or be otherwise actionable as aforesaid). Nothing in the foregoing shall derogate from Bank’s obligation to deal with Lender in good faith.

(c)	Confidentiality:

For the purposes of section 10.12(c) (“Confidentiality”) of the Custody Agreement, Lender hereby authorizes Bank to disclose Confidential Information of Lender to Agent as reasonably required to enable Bank to provide the Services under this Rider.

IN WITNESS WHEREOF, the parties have executed this Rider as of the date first above-written.

JPMorgan Chase Bank, N.A.

J.P. Morgan Fleming Mutual Fund Group, Inc., J.P. Morgan Mutual Fund Investment Trust, JPMorgan Institutional Trust, JPMorgan Insurance Trust, JPMorgan Trust I, JPMorgan Trust II, JPMorgan Trust IV, and Undiscovered Managers Funds on behalf of their series listed on Schedule A hereto severally and not jointly

By:	/s/ Joseph Ruggerio	By:	/s/ Brian Shlissel

Title:	Executive Director	Title:	President

Date:	October 4, 2018	Date:	October 4, 2018

Citibank, N.A.

By:

Title:	Managing Director

Date:	October 4, 2018

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Schedule A

List of Lenders & Accounts

Registered Investment Company	Account Name	Account Number
J.P. Morgan Fleming Mutual Fund Group, Inc.	JPMorgan Mid Cap Value Fund	[Redacted]
J.P. Morgan Mutual Fund Investment Trust	JPMorgan Growth Advantage Fund	[Redacted]
JPMorgan Institutional Trust	JPMorgan Core Bond Trust	[Redacted]
JPMorgan Institutional Trust	JPMorgan Intermediate Bond Trust	[Redacted]
JPMorgan Insurance Trust	JPMorgan Insurance Trust Core Bond Portfolio	[Redacted]
JPMorgan Insurance Trust	JPMorgan Insurance Trust Mid Cap Value Portfolio	[Redacted]
JPMorgan Insurance Trust	JPMorgan Insurance Trust Small Cap Core Portfolio	[Redacted]
JPMorgan Insurance Trust	JPMorgan Insurance Trust U.S. Equity Portfolio	[Redacted]
JPMorgan Trust I	JPMorgan California Tax Free Bond Fund	[Redacted]
JPMorgan Trust I	JPMorgan Corporate Bond Fund	[Redacted]
JPMorgan Trust I	JPMorgan Emerging Economies Fund	[Redacted]
JPMorgan Trust I	JPMorgan Emerging Markets Research Enhanced Equity Fund	[Redacted]
JPMorgan Trust I	JPMorgan Emerging Markets Corporate Debt Fund	[Redacted]
JPMorgan Trust I	JPMorgan Emerging Markets Debt Fund	[Redacted]
JPMorgan Trust I	JPMorgan Emerging Markets Equity Fund	[Redacted]
JPMorgan Trust I	JPMorgan Emerging Markets Strategic Debt Fund	[Redacted]
JPMorgan Trust I	JPMorgan Equity Focus Fund	[Redacted]
JPMorgan Trust I	JPMorgan Europe Dynamic Fund	[Redacted]
JPMorgan Trust I	JPMorgan Floating Rate Income Fund	[Redacted]
JPMorgan Trust I	JPMorgan Global Bond Opportunities Fund	[Redacted]
JPMorgan Trust I	JPMorgan Global Research Enhanced Index Fund	[Redacted]
JPMorgan Trust I	JPMorgan Global Unconstrained Equity Fund	[Redacted]
JPMorgan Trust I	JPMorgan Growth and Income Fund	[Redacted]
JPMorgan Trust I	JPMorgan Hedged Equity Fund	[Redacted]

Schedule A (Continued)

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Registered Investment Company	Account Name	Account Number
JPMorgan Trust I	JPMorgan Income Fund	[Redacted]
JPMorgan Trust I	JPMorgan Inflation Managed Bond Fund	[Redacted]
JPMorgan Trust I	JPMorgan Intermediate Tax Free Bond Fund	[Redacted]
JPMorgan Trust I	JPMorgan International Advantage Fund	[Redacted]
JPMorgan Trust I	JPMorgan International Equity Fund	[Redacted]
JPMorgan Trust I	JPMorgan International Equity Income Fund	[Redacted]
JPMorgan Trust I	JPMorgan International Hedged Equity Fund	[Redacted]
JPMorgan Trust I	JPMorgan International Unconstrained Equity Fund	[Redacted]
JPMorgan Trust I	JPMorgan International Value Fund	[Redacted]
JPMorgan Trust I	JPMorgan Intrepid America Fund	[Redacted]
JPMorgan Trust I	JPMorgan Intrepid Growth Fund	[Redacted]
JPMorgan Trust I	JPMorgan Intrepid Sustainable Equity Fund	[Redacted]
JPMorgan Trust I	JPMorgan Intrepid Value Fund	[Redacted]
JPMorgan Trust I	JPMorgan Managed Income Fund	[Redacted]
JPMorgan Trust I	JPMorgan Mid Cap Equity Fund	[Redacted]
JPMorgan Trust I	JPMorgan New York Tax Free Bond Fund	[Redacted]
JPMorgan Trust I	JPMorgan Opportunistic Equity Long/Short Fund	[Redacted]
JPMorgan Trust I	JPMorgan Research Market Neutral Fund	[Redacted]
JPMorgan Trust I	JPMorgan Short Duration Core Plus Fund	[Redacted]
JPMorgan Trust I	JPMorgan Small Cap Blend Fund	[Redacted]
JPMorgan Trust I	JPMorgan Small Cap Core Fund	[Redacted]
JPMorgan Trust I	JPMorgan Small Cap Equity Fund	[Redacted]
JPMorgan Trust I	JPMorgan Strategic Income Opportunities Fund	[Redacted]
JPMorgan Trust I	JPMorgan Systematic Alpha Fund	[Redacted]
JPMorgan Trust I	JPMorgan Tax Aware Equity Fund	[Redacted]
JPMorgan Trust I	JPMorgan Tax Aware High Income Fund	[Redacted]
JPMorgan Trust I	JPMorgan Tax Aware Real Return Fund	[Redacted]
JPMorgan Trust I	JPMorgan Tax Aware Real Return SMA Fund	[Redacted]
JPMorgan Trust I	JPMorgan Total Return Fund	[Redacted]
JPMorgan Trust I	JPMorgan U.S. Equity Fund	[Redacted]
JPMorgan Trust I	JPMorgan U.S. Large Cap Core Plus Fund	[Redacted]
JPMorgan Trust I	JPMorgan U.S. Research Enhanced Equity Fund	[Redacted]
JPMorgan Trust I	JPMorgan U.S. Small Company Fund	[Redacted]
JPMorgan Trust I	JPMorgan Unconstrained Debt Fund	[Redacted]
JPMorgan Trust I	JPMorgan Value Advantage Fund	[Redacted]
JPMorgan Trust II	JPMorgan Core Bond Fund	[Redacted]
JPMorgan Trust II	JPMorgan Core Plus Bond Fund	[Redacted]
JPMorgan Trust II	JPMorgan Equity Income Fund	[Redacted]

Schedule A (Continued)

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Registered Investment Company	Account Name	Account Number
JPMorgan Trust II	JPMorgan Equity Index Fund	[Redacted]
JPMorgan Trust II	JPMorgan Government Bond Fund	[Redacted]
JPMorgan Trust II	JPMorgan High Yield Fund	[Redacted]
JPMorgan Trust II	JPMorgan International Research Enhanced Equity Fund	[Redacted]
JPMorgan Trust II	JPMorgan Intrepid Mid Cap Fund	[Redacted]
JPMorgan Trust II	JPMorgan Large Cap Growth Fund	[Redacted]
JPMorgan Trust II	JPMorgan Large Cap Value Fund	[Redacted]
JPMorgan Trust II	JPMorgan Limited Duration Bond Fund	[Redacted]
JPMorgan Trust II	JPMorgan Market Expansion Enhanced Index Fund	[Redacted]
JPMorgan Trust II	JPMorgan Mid Cap Growth Fund	[Redacted]
JPMorgan Trust II	JPMorgan Mortgage-Backed Securities Fund	[Redacted]
JPMorgan Trust II	JPMorgan Municipal Income Fund	[Redacted]
JPMorgan Trust II	JPMorgan Short Duration Bond Fund	[Redacted]
JPMorgan Trust II	JPMorgan Short-Intermediate Municipal Bond Fund	[Redacted]
JPMorgan Trust II	JPMorgan Small Cap Growth Fund	[Redacted]
JPMorgan Trust II	JPMorgan Small Cap Value Fund	[Redacted]
JPMorgan Trust II	JPMorgan Tax Free Bond Fund	[Redacted]
JPMorgan Trust IV	JPMorgan Core Focus SMA Fund	[Redacted]
JPMorgan Trust IV	JPMorgan Equity Premium Income Fund	[Redacted]
JPMorgan Trust IV	JPMorgan Flexible Long/Short Fund	[Redacted]
JPMorgan Trust IV	JPMorgan High Yield Opportunities Fund	[Redacted]
JPMorgan Trust IV	JPMorgan Ultra-Short Municipal Fund	[Redacted]
JPMorgan Trust IV	JPMorgan Value Plus Fund	[Redacted]
Undiscovered Managers Fund	JPMorgan Realty Income Fund	[Redacted]
Undiscovered Managers Funds	Undiscovered Managers Behavioral Value Fund	[Redacted]

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Schedule B

Fees and Markets

[Redacted]

J.P. Morgan Fee Proposal: Assumptions and Notes

Assumptions

•	Fees quoted in this proposal are based upon information provided by Lender and, where necessary, assumptions that Bank believes to be reasonable.

•

Lender and its investment managers (if applicable) and Agent will instruct Bank of trades and other account activity in a mutually agreed electronic format that enables straight-through processing (STP), using Bank’s proprietary systems, SWIFT messages, direct electronic transmissions or other means deemed acceptable by Bank.

Notes

•

The Bank may propose reasonable amendments to the fee schedule at any time should either (i) the client’s actual investment portfolio and/or trading activity differ significantly from the assumptions used to develop the Bank’s fee proposal, (ii) the client’s service requirements change, or (iii) the client’s use of any other Bank products that were included in the Bank’s pricing proposal to the client is discontinued or modified in any respect material to the Bank’s pricing proposal.

•

Fees for additional service(s) and/or market(s) added at the request of Lender while this fee schedule is in effect will be assessed at J.P. Morgan’s standard price(s), unless an alternative pricing arrangement is agreed upon in advance by Lender and Bank.

•

Where minimum fees are specified for one or more service categories, if during any billing period total fee(s) for in-scope services in a category are less than the prorated minimum fee for the category, the prorated minimum fee will apply.

•	Bank will present invoices monthly in arrears, with payment due 30 days after the date of the invoice, unless an alternative billing arrangement is negotiated between Agent and Bank.

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Schedule C

Section 7(a): Excerpts from Section 3 (“Instructions”) and Schedule H (“Electronic Access”) of the Custody Agreement

Section 3 (Instructions) of the Custody Agreement

3.1.	Acting on Instructions; Unclear Instructions

(a)	Customer authorizes Bank to accept, rely upon and/or act upon any Instructions received by it without inquiry. [Remainder not applicable]

(b)	Unless otherwise expressly provided, all Instructions will continue in full force and effect until canceled or superseded.

(c)

Bank may (in its sole discretion and without affecting any part of this Section 3.1) seek clarification or confirmation of an Instruction from an Authorized Person and may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it. Bank will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction while it seeks such clarification or confirmation.

(d)

In executing or paying a payment order Bank may rely upon the identifying number (e.g. Fedwire routing number or account) of any party as instructed in the payment order. Customer assumes full responsibility for any inconsistency between the name and identifying number of any party in payment orders issued to Bank in Customer’s name.

3.2.	Verification and Security Procedures

(a)

Bank and Customer shall comply with any applicable Security Procedures with respect to the delivery or authentication of Instructions and shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(b)	[Not applicable]

3.3.	Instructions Contrary to Law/Market Practice

Bank need not act upon Instructions that it reasonably believes are contrary to Applicable Law or market practice, but Bank will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice.

3.4.	Cut-Off Time

Bank has established cut-off times for receipt of some categories of Instructions, which will be made available to Customer. If Bank receives an Instruction after its established cut-off time, Bank will attempt to act upon the Instruction on the day requested if Bank deems it practicable to do so or otherwise as soon as practicable on the next business day.

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3.5.	Electronic Access

Access by the Customer to certain applications or products of Bank via Bank’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Schedule H.

Schedule H (Electronic Access) of the Custody Agreement

1. Bank may permit the Customer and its Authorized Persons to access certain electronic systems and applications (collectively, the “Products”) and to access or receive electronically Data (as defined below) in connection with the Agreement. Bank may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. Bank shall endeavor to give the Customer reasonable notice of its termination or suspension of access to the Products, but may terminate or suspend access immediately if Bank determines, in its sole discretion, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is at risk. Access to the Products shall be subject to the Security Procedures.

2. In consideration of the fees paid by the Customer to Bank and subject to any applicable software license addendum in relation to Bank-owned or sublicensed software provided for a particular application and Applicable Law, Bank grants to the Customer a non-exclusive, non-transferable, limited and revocable license to use the Products and the information and data made available through the Products or transferred electronically (the “Data”) for the Customer’s internal business use only. The immediately preceding sentence does not apply to the records described in Section 2.13 of the Agreement. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein. The license granted herein will permit use by the Customer’s Authorized Person, provided that such use shall be in compliance with the Agreement, including this Schedule.

3. The Customer acknowledges that there are security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and the Customer hereby expressly assumes such risks. The Customer is solely responsible for obtaining, maintaining and operating all software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Customer to access and use the Products. All such software must be interoperable with Bank’s software. Each of the Customer and Bank shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

4. In cases where Bank’s web site is unexpectedly down or otherwise unavailable, Bank shall, absent a force majeure event, provide other appropriate means for the Customer or its Authorized Persons to instruct Bank or obtain reports from Bank. Bank shall not be liable for any Liabilities arising out of the Customer’s use of, access to or inability to use the Products via Bank’s web site in the absence of Bank’s gross negligence or willful misconduct.

5. Use of the Products may be monitored, tracked, and recorded. In using the Products, the Customer hereby expressly consents to such monitoring, tracking, and recording. Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract provides otherwise. Bank shall own all right, title and interest in the data reflecting the Customer usage of the Products or Bank’s web site (including, but not limited to, general usage data and aggregated transaction data). Bank may use and sublicense data obtained by it regarding the Customer’s use of the Products or Bank’s website, as long as Bank does not disclose to others that the Customer was the source of such data or the details of individual transactions effected using the Products or web site.

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6. The Customer shall not knowingly use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.

7. The Customer shall promptly and accurately designate in writing to Bank the geographic location of its users upon written request. The Customer further represents and warrants to Bank that the Customer shall not access the service from any jurisdiction which Bank informs the Customer or where the Customer has actual knowledge that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations. Prior to submitting any document which designates the persons authorized to act on the Customer’s behalf, the Customer shall obtain from each individual referred to in such document all necessary consents to enable Bank to process the data set out therein for the purposes of providing the Products.

8. The Customer will be subject to and shall comply with all applicable laws, rules and regulations concerning restricting collection, use, disclosure, processing and free movement of the Data (collectively, the “Privacy Regulations”). The Privacy Regulations may include, as applicable, the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 30), as amended from time to time, issued pursuant to Section 504 of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. §6801, et seq.), the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d), The Data Protection Act 1998 and Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to processing of personal data and the free movement of such data.

9. The Customer shall be responsible for the compliance of its Authorized Persons with the terms of the Agreement, including this Schedule.

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